For the six months ended (a) 12/31/96
File number (c)811-3252

                                  SUB-ITEM 77C
               Submission of Matters to a Vote of Security Holders

     A Special Meeting of Shareholders was called for October 30, 1996 and with respect to certain proposals was adjourned until December 3, 1996. At the October 30, 1996 meeting the shareholders approved the following proposals.

1.   Approval that Edward D. Beach, Stephen C. Eyre, Delayne
D. Gold, Robert F. Gunia, Don G. Hoff, Robert E. LaBlanc, Mendel A. Melzer, Richard A. Redeker, Robin B. Smith, Langdon R. Stevenson, Stephen Stoneburn and Nancy H. Teeters are duly elected to serve as Directors of the Fund until the earlier to occur of (i)the next meeting of Shareholders at which Directors are elected and until his or her successor shall have been duly elected and shall have qualified or
(ii) their terms expire in accordance with the Fund's retirement policy. All such elected Directors are all Directors currently in office.

2. Approval that the selection of independent accountants for the Fund conditioned upon the right by vote of a majority of such Fund's outstanding voting shares at any meeting called for the purpose to terminate such employment forthwith without penalties, is in all respects hereby ratified, approved and confirmed.

                    Affirmative              Negative
                    votes cast               votes cast
                    568,244,513              17,860,322


     The October 30th meeting was adjourned with respect to the following proposal.

     Approval that the proposed amendment of the Fund's fundamental investment restriction relating to investment companies as described in such Fund's proxy statement, which amendment permits the Fund to invest up to 10% of its total assets in shares of other investment companies, is hereby in all respects approved.

                    Affirmative              Negative
                    votes cast               votes cast
                    361,922,675              39,118,978









     At the December 3, 1996 meeting the shareholders approved the following proposal.

     Approval that the proposed amendment of the Fund's fundamental investment in shares of investment companies as described in such Fund's proxy statement, which amendment permits the Fund to invest up to 10% of its total assets in shares of other investment companies, is hereby in all respects approved.

                    Affirmative              Negative
                    votes cast               votes cast
                    409,083,233              45,838,223